Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:
: Chapter 11
ARBIOS SYSTEMS, INC.	: Case No. 09-10082 (BLS)
:
Debtor.	: Hearing Date: April 20, 2009 at 2:00 p.m.
: Objection Deadline: April 13, 2009 at 4:00 p.m.

NOTICE OF MOTION

PLEASE TAKE NOTICE that on April 3, 2009, Arbios Systems, Inc. (the “Debtor”) filed the Debtor in Possession’s Application for an Order (A) Conditionally Approving the Plan as the Disclosure Statement, and (B) Providing a Schedule for Confirmation (the “Motion”) with the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801 (the “Bankruptcy Court”).

PLEASE TAKE FURTHER NOTICE that any objections to the Motion must be made in writing, filed with the Bankruptcy Court, and served upon, so as to actually be received by the undersigned, on or before April 13, 2009 at 4:00 p.m. (Eastern Time).

PLEASE TAKE FURTHER NOTICE that if an objection is filed, a hearing on the Motion be held before The Honorable Brendan L. Shannon in the Bankruptcy Court, 824 Market Street, 6th Floor, Courtroom 1, Wilmington, Delaware 19801, on April 20, 2009 at 2:00 p.m. (Eastern Time).

PLEASE TAKE FURTHER NOTICE that if no objection to the Motion is timely filed in accordance with the above procedures, the Bankruptcy Court may enter an Order granting the relief sought in the Motion without further notice or hearing.

Dated:	April 3, 2009	CIARDI CIARDI & ASTIN
Wilmington, Delaware
/s/ Mary E. Augustine
Daniel K. Astin (No. 4068)
Anthony M. Saccullo (No. 4141)
Shannon D. Leight (No. 4115)
Mary E. Augustine (No. 4477)
919 Market Street, Suite 700
Wilmington, DE 19801
Tel: (302) 658-1100
Fax: (302) 658-1300
dastin@ciardilaw.com
asaccullo@ciardilaw.com
sleight@ciardilaw.com
maugustine@ciardilaw.com

-and-

OLSHAN GRUNDMAN FROME
ROSENZWEIG & WOLOSKY LLP
Michael S. Fox
Andrea Fischer
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Tel: (212) 451-2300
Fax: (212) 451-2222

Counsel to the Debtor

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:
: Chapter 11
ARBIOS SYSTEMS, INC.	: Case No. 09-10082 (BLS)
:
Debtor.	: Hearing Date: April 20, 2009 at 2:00 p.m.
: Objection Deadline: April 13, 2009 at 4:00 p.m.

DEBTOR IN POSSESSION’S APPLICATION FOR AN ORDER
(A) CONDITIONALLY APPROVING THE PLAN AS THE DISCLOSURE
STATEMENT, AND (B) PROVIDING A SCHEDULE FOR CONFIRMATION

The above-captioned debtor and debtor-in-possession (the “Debtor”) in this small business case files this application (the “Motion”) seeking entry of an order, pursuant to section 1125(f)(1) of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 3016 and 3017.1 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”)  (the “Scheduling Order”), conditionally approving the Debtor’s proposed plan of reorganization (the “Plan”), which is annexed hereto as Exhibit A, as its disclosure statement, and setting a schedule for confirmation of the Plan.  In support of this Motion, the Debtor states as follows:

INTRODUCTION

The Debtor is a small business debtor as that term is defined in section 101(51D) of the Bankruptcy Code.  On the date of the order for relief herein, the Debtor had “aggregate non-contingent liquidated secured and unsecured debts … in an amount not more than $2,000,000 (excluding debts owed to 1 or more affiliates or insiders”.  11 U.S.C. § 101(51D).

No trustee or committee has been appointed, and the Debtor is not a person whose primary business activity is owning or operating real property.

The Debtor files this Motion to utilize the streamlined procedure for solicitation of acceptances or rejections to its Plan which is provided for in section 1125(f)(1) which states:

Notwithstanding subsection (b), in a small business case—

(1)  The court may determine that the plan itself provides adequate information and that a disclosure statement is not necessary.

To implement section 1125(f)(1), Bankruptcy Rule 3016 states in pertinent part:

[I]f the Plan is intended to provide adequate information under section 1125(f)(1), it shall be so designated and Rule 3017.1 shall apply as if the plan is a disclosure statement.

Fed.R.Bank.P. 3016.

Bankruptcy Rule 3017.1(a) provides for conditional approval of the disclosure statement in a small business case.  It permits the court on application or on its own initiative to conditionally approve a disclosure statement and at the same time fix dates for voting on a plan, for filing objections to the disclosure statement and for a hearing on final approval of the disclosure statement.   Rule 3017.1(c) further provides that: Bankruptcy Rule 2002 governs notice; objections must be filed, transmitted to the United States Trustee and served on the debtor, the trustee, any statutory committee and any other entity designated by the court at any time fixed by the court; and upon the filing of timely objection to the disclosure statement, the court shall hold a hearing thereon before or combined with the hearing on confirmation.

THE PLAN PROVIDES ADEQUATE INFORMATION

As set forth in the Introduction to the Plan, the Debtor is emerging from bankruptcy to continue its business.  To finance this process, the Debtor’s Plan Funder has agreed to infuse the Debtor with $1,000,000 in capital, in exchange for 90% of the equity in the Reorganized Debtor.

Plan Provisions

The Plan itself is straightforward and provides adequate information.  Unsecured creditors are to receive a 90% distribution on account of the principal amount of their Allowed Claims which total approximately $209,000 as scheduled and filed.  As a class, the Plan declares them to be impaired and solicits their votes.  The holders of common stock in the Debtor receive their pro rata share of the 10% of equity in the Reorganized Debtor that is not allocated to the Plan Funder.  As a class, the Plan declares them to be impaired and solicits their votes.  The holders of convertible securities of the Debtor (i.e. warrants or options) will receive no distribution, and are impaired, and thus, deem to have rejected the Plan.  Thus, the classes actually voting on the Plan are those consisting of the unsecured creditors, and the common stock holders, with the exclusion of the insiders who hold equity, whose votes will not be counted.

Plan Term Sheet

The term sheet entered into with the Plan Funder (the “Plan Term Sheet”) contemplates confirmation of the Plan no later than May 15, 2009.  A true and correct copy of the Plan Term Sheet is annexed hereto as Exhibit B.  The Debtor has made a separate motion for approval of the Plan Term Sheet.

The Plan Term Sheet contemplates that the Plan Funder will contribute $1,000,0001 (the “Plan Funding Amount”) in capital to the Reorganized Debtor upon confirmation of the Plan.

Additionally, the Plan Term Sheet contains a number of provisions which will become effective if, and only if, the Plan is not confirmed. Pursuant to the Plan Term Sheet, if prior to confirmation of the Plan, Debtor elects to enter into an alternative transaction, including, but not limited to, signing a letter of intent or term sheet with a third party, for some or all of its assets prior to confirmation of the Plan (the “Debtor Withdrawal Option”), the Plan Funder is entitled to receive a break-up fee of 3% of the amount of the Deposit funded at that point in time.

1 The Plan Funding Amount will be funded in three stages: $100,000 of which was deposited upon signing of this Term Sheet (the “Initial Deposit”), $100,000 of which is due upon the later of (i) 30 days or (ii) filing of the plan and disclosure statement (the “Subsequent Deposit”) (the Initial Deposit and Subsequent Deposit are referred to collectively as the “Deposit”), and $800,000 (the “Remaining Funds”) which is due within 10 days of confirmation of the Plan (the “Funding Date”).

Additionally, pursuant to the Plan Term Sheet, although the Deposit is not refundable, to the extent that the Plan is not confirmed by June 15, 2009, the Plan Funder is entitled to a  return of the Subsequent Deposit, minus costs and expenses (including, without limitation, administrative expenses) incurred by the Debtor in pursuing the Plan.

Debtor’s Assets

Having already marketed the Debtor and its assets for many months prior to and subsequent to the Petition Date, it is the Debtor’s business judgment that the Plan represents the highest and best return for estate constituencies.  In the Debtor’s judgment, liquidation of the Debtor’s assets will yield far less value, as most of the assets are intellectual property, which transfer is highly restricted, and the value of which is hard to quantify but is most likely worth little on a stand-alone basis.  Any alternative sale of assets is highly unlikely to yield material proceeds, as the value of the Company resides in its hard assets, which are de minimis, and its intellectual property contracts and licenses.  Moreover, after months of marketing, the deal set forth in the Plan is the only concrete proposal for the Debtor and its assets which has materialized.  There is no secured debt and no parties have any type of lien on the Debtor’s intellectual property.

Thus, the Plan provides the Debtor’s unsecured creditors and interest holders with adequate information upon which to cast their votes to accept or reject the Plan.

THE SCHEDULE

Pursuant to section 1121(e) of the Bankruptcy Code, and  the Agreed Scheduling Order of this Court, the Debtor’s Plan must be filed by November 9, 2009, and confirmed 45 days thereafter.

With this Motion, the Debtor has met the filing deadline.  In order to meet the confirmation deadline set forth in the Plan Term Sheet, the Debtor requests that: (a) the hearing on confirmation be set for May 15, 2009,2 or as soon thereafter as the Court is available; (b) objection to either the adequacy of the Plan as the disclosure statement and to the Plan itself be due 4:00 p.m. May 11, 2009; (c) that votes to accept or reject the Plan be due on or before 5:00 p.m. May 11, 2009, on the official form of ballot to be sent to each creditor and interest holder entitled to vote3; and (d) that ballots for those entitled to vote on the Plan and the Plan for all creditors and parties entitled to notice be sent on or before April 23, 2009.

NOTICE

Notice of this Motion has been provided to the United States Trustee, the Debtor’s 20 largest unsecured creditors, and all parties requesting notices pursuant to Bankruptcy Rule 2002. The Debtor submits that no other or further notice need be provided.

No previous motion for the relief sought herein has been made to this or any other court.

Remainder of Page Intentionally Left Blank.

2 Subject to the entry of the Scheduling Order, the Court has scheduled the confirmation hearing on May 18, 2009 at 2:00 p.m.

3 The official form has been modified to reflect that the Plan has been conditionally approved as the disclosure statement (the proposed ballot is attached hereto as Exhibit C).

WHEREFORE, the Debtor respectfully requests the entry of the Scheduling Order submitted herewith and such other and further relief as is just and proper.

Dated:	April 3, 2009	CIARDI CIARDI & ASTIN
Wilmington, Delaware
/s/ Mary E. Augustine
Daniel K. Astin (No. 4068)
Anthony M. Saccullo (No. 4141)
Shannon D. Leight (No. 4115)
Mary E. Augustine (No. 4477)
919 Market Street, Suite 700
Wilmington, DE 19801
Tel: (302) 658-1100
Fax: (302) 658-1300
dastin@ciardilaw.com
asaccullo@ciardilaw.com
sleight@ciardilaw.com
maugustine@ciardilaw.com

-and-

OLSHAN GRUNDMAN FROME
ROSENZWEIG & WOLOSKY LLP
Michael S. Fox
Andrea Fischer
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Tel: (212) 451-2300
Fax: (212) 451-2222

Counsel to the Debtor

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:
: Chapter 11

ARBIOS SYSTEMS, INC.	: Case No. 09-10082 (BLS)

:

Debtor.	:

:

THE DEBTOR IN THIS CASE IS A SMALL BUSINESS.  AS A RESULT, THE DEBTOR IS PERMITTED TO DISTRIBUTE AND HAS DISTRIBUTED THIS PLAN AS A DISCLOSURE STATEMENT TO PROVIDE YOU WITH ADEQUATE INFORMATION FOR YOU TO CAST YOUR BALLOT BEFORE ITS FINAL APPROVAL BY THE COURT.  IF AN OBJECTION TO THIS PLAN AS A DISCLOSURE STATEMENT IS FILED BY A PARTY IN INTEREST, FINAL APPROVAL OF THIS PLAN AS A DISCLOSURE STATEMENT WILL BE CONSIDERED AT OR BEFORE THE HEARING ON CONFIRMATION OF THE PLAN

CHAPTER 11 PLAN OF REORGANIZATION

Arbios Systems, Inc. (“Arbios” or “Debtor” or the “Company”) hereby proposes the following Chapter 11 Plan of Reorganization (the “Plan”) pursuant to the provisions of Chapter 11 of the Bankruptcy Code.

Under Section 1125(f) of the Bankruptcy Code, the Bankruptcy Court has preliminarily approved that a vote to accept or reject this Plan can be solicited from a holder of a Claim or Equity Interest based upon this Plan alone.  ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THIS PLAN IN ITS ENTIRETY.  SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THIS PLAN, THE DEBTOR RESERVES THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THIS PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

The rules of construction set out in Section 102 of the Bankruptcy Code shall apply to the construction of the terms and provisions set forth in this Plan.

Ballots for acceptance or rejection of the Plan are being provided to Creditors in the Class of Claims entitled to vote to accept or reject the Plan, as well as holders of Interests entitled to vote to accept or reject the Plan.  After carefully considering this Plan, please indicate your vote with respect to the Plan on the enclosed ballot and return such ballot before the voting deadline to Olshan Grundman Frome Rosenzweig & Wolosky LLP. Park Avenue Tower, 65 East 55th Street, New York, New York 10022, attn: Suhailah Sallie.  If you are asserting more than one Claim, please copy your ballot and return one completed ballot for each Claim.

You should complete and sign the enclosed ballot and return such ballot in the envelope provided.  In order to be counted, your ballot must be actually received by to Olshan Grundman Frome Rosenzweig & Wolosky LLP. Park Avenue Tower, 65 East 55th Street, New York, New York 10022, attn: Suhailah Sallie on or before May 11, 2009 (the “Voting Deadline”).  Other forms of personal delivery of ballots including overnight delivery service, courier service, and delivery by hand are acceptable.  Facsimile transmissions are not acceptable.  Electronic mail transmissions are not acceptable.  There is no need to file your Ballot with the Clerk of the Bankruptcy Court.  If your ballot is damaged or lost, or if you do not receive a ballot to which you are entitled, you may request a replacement by contacting Suhailah Sallie, 212-451-2324, Olshan Grundman Frome Rosenzweig & Wolosky LLP. Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

A failure to return a ballot will be deemed a vote for the Plan.  Any improperly completed or late ballot will not be counted.   Any ballot that indicates both an acceptance and rejection of the Plan will be deemed a vote to accept the Plan.  If no votes to accept or reject the Plan are received with respect to a particular class, the class will be deemed to have voted to accept the Plan.  If a creditor or interest holder casts more than one ballot voting the same Claim or Interest before the Voting Deadline, the latest-dated Ballot received before the Voting Deadline will be deemed to reflect the voter’s intent and thus to supersede any prior ballots.  Voting Classes must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their votes within a particular Class; thus, a ballot (or a group of ballots) within a particular Class received from a single Class Member that partially rejects and partially accepts the Plan will be deemed to have voted to accept the Plan.

Confirmation Of The Plan.

Your vote on the Plan is important.  In order for the Plan to be accepted, of those Holders of Claims who cast ballots, the affirmative vote of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of classified Claims is required.  The affirmative vote of at least two-thirds (2/3) in amount of Common Stock is required as well.

If certain Classes vote against the Plan, the Bankruptcy Court may still confirm the Plan if the Court finds that the Plan does not unfairly discriminate against the impaired Class or Classes voting against the Plan and accords fair and equitable treatment to those impaired Class or Classes.  The Plan Proponents intend to request such a “cramdown” confirmation if any Class does not vote in favor of the Plan.

The Bankruptcy Court has scheduled a hearing on confirmation of the Plan for May 18, 2009 at 2:00 p.m. (Eastern).  Any party in interest may object to confirmation of the Plan.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan, be served upon: (i) Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for the Debtor, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attn: Andrea Fischer, Esq., (ii) Ciardi Ciardi & Astin, counsel for the Debtor, 919 N. Market Street, Suite 700, Wilmington, DE 19801, Attn: Daniel K. Astin, Esq., (iii) the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Wilmington, DE 19801, Attn. David Klauder, Esq.; and, filed with the Court on or before 4:00 p.m. on May 11, 2009, in the manner described in the order scheduling hearing on confirmation.  The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in open court of the filing of a hearing agenda.

Recommendations With Respect To The Plan.

The Plan Proponents recommend that you accept the Plan by voting your ballot accordingly and timely returning your completed ballot in the pre-printed envelope provided.

Disclaimer.

The Bankruptcy Court’s approval of this Plan does not constitute either a guaranty of the accuracy of the information contained herein or an endorsement of the Plan.  This Plan is the only document authorized by the Bankruptcy Court to be used in connection with the solicitation of votes accepting the Plan.   No representations other than those explicitly set forth in this Plan are authorized concerning the Debtor, including the value of its assets or the Claims of its creditors.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements contained herein or otherwise made by the Debtor or Plan Proponent involve material risks and uncertainties and are subject to change based on numerous factors, including factors that are beyond the Debtor or Plan Proponents’ control.  Accordingly, the Debtor’s or Reorganized Debtor’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in this Plan.  The Debtor does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

This Plan has been prepared pursuant to section 1125(f)(i) of the Bankruptcy Code and Rules 3016 and 3017.1 of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. The offer of New Common Stock made hereunder to Common Stock Holders has not been registered under the Securities Act or similar state securities or “blue sky” laws.  The offers and issuances of New Common Stock to Common Stock Holders pursuant to Article IV of the Plan are being made in reliance on the exemption from registration specified in section 1145 of the Bankruptcy Code.  None of the stock to be issued on the Effective Date to Common Stock Holders has been approved or disapproved by the Securities and Exchange Commission or by any state securities commission or similar public, governmental, or regulatory authority, and neither the Securities and Exchange Commission, nor any such state authority has passed upon the accuracy or adequacy of the information contained in this Plan.  Any representation to the contrary is a criminal offense.  Persons or entities trading in or otherwise purchasing, selling or transferring securities of the Debtor should evaluate this Plan in light of the purposes for which they were prepared.

Except as otherwise specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not necessarily been prepared in accordance with generally accepted accounting principles.

All parties in interest are encouraged to read the entire Plan carefully, including the exhibits, before deciding to vote either to accept or reject the Plan.  Holders of Claims should not, however, construe the contents of this Plan as providing any legal, business, financial, or tax advice and should consult with their own advisors.

INTRODUCTION

On January 9, 2009 (the “Petition Date”), the Debtor filed a voluntary petition under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).

The Nature of the Debtor’s Business

Arbios is a publicly-held medical device company with a proprietary product candidate, SEPET™ liver assist device (“SEPET™”), that has successfully completed a Phase I/II proof-of-concept trial and has FDA agreement to proceed to a pivotal Phase III clinical trial.  Although Arbios has the requisite FDA approval, it does not currently have the funding or support necessary to initiate or complete the Phase III clinical trial.  SEPET™ is a hemofiltration device designed to support patients suffering from cirrhosis due to chronic liver disease and who are hospitalized with acute complications resulting from worsening liver dysfunction and portal hypertension.  There are currently no FDA-approved, effective treatments for patients suffering from liver failure.

Arbios has exclusive manufacturing agreements with recognized and well-respected manufacturers of medical products that would allow commercial scale production and economics.  Arbios plans to outsource manufacture and supply of SEPET™ through these key supply agreements with Germany based Membrana GmbH, the world’s leading independent supplier of dialysis membrane, and NxStage Medical, Inc., a U.S. based dialysis equipment provider that assembles SEPET™.

Due to difficulty in securing $15 million to fund the pivotal trial in the U.S., Arbios, prior to suspension of its operations in August 2008, was focused on obtaining CE Mark approval for SEPET™ in Europe.  Receipt of the CE Mark could enable the Company to commence marketing in Europe in the near future without further clinical trials, and to potentially attract a distribution and marketing partner.  Using the Phase I/II clinical data and with existing regulatory controls, the Company has engaged a notified body and an authorized representative to assist Arbios in seeking to obtain the CE Mark.  Arbios’s plan upon receipt of sufficient additional funding was to focus its efforts on 1) securing the CE Mark in Europe, 2) forming a strategic European distribution and marketing relations and 3) completing Segment I of the Phase III trial by treating 5 patients in Rostock, Germany and 4) potentially conducting a Phase I/II clinical trial in septic burn patients through a partnership with the US Army. Treating these patients could further determine effectiveness of the device, and support CE marking, if necessary.

Circumstances Leading to Filing

In the 12 months leading up to the filing of the petition in this case, the Debtor expended considerable efforts seeking to obtain financing such that it could continue its clinical trials and market SEPET™, or to consummate a strategic transaction to sell itself or its assets.

In August 2008, in view of its decreasing cash, Arbios suspended operations to focus solely on obtaining such financing or sale.  Arbios released all employees with the exception of Shawn Cain, the President and Interim CEO, and Scott Hayashi, the company’s CFO, who continue to work for Arbios as consultants on a month-to-month basis

On January 2, 2009, Immunocept, LLC declared a default in its License Agreement, dated March 29, 2007, with Arbios.  Pursuant to this agreement, the Company had in-licensed certain intellectual property from Immunocept, including five issued U.S. patents, four pending U.S. patents, and two pending European patents.  In its notice of default, Immunocept claimed that the Company owed Immunocept a milestone payment and will owe royalties on net sales of products that are covered by the License Agreement, including the SEPET™ system.

Significant Events Since the Petition Date

Prior to the Petition Date, the Company was in active discussions with various potential buyers of its assets, none of which discussions ultimately progressed to any binding agreement.

After the Petition Date, the Company was approached by individuals who had previously expressed interest in purchasing certain of the assets, for a sale of a substantial majority of the Company’s equity.

The Plan Term Sheet

On March 16, 2009, the Company and Arbios Acquisition Partners, LLC (“AAP”) entered into a term sheet (the “Plan Term Sheet”) pursuant to which, on the Effective Date: (i) the Plan Funder will provide an aggregate, including prior paid deposits, of $1,000,000 to the Debtor, (ii) Administrative and Priority Claims will be paid in full, (iii) Interests in the Debtor will be cancelled and fully extinguished, (iv) 90% of New Common Stock will be issued to the Plan Funder, (v) Allowed General Unsecured Claim Holders will receive 90% of the principal amount of their Allowed Claim, (vi) Common Stock Holders will be issued 10% of New Common Stock, Pro Rata.

The Plan

Having already marketed the Debtor and its assets for many months prior to and subsequent to the Petition Date, it is the Debtor’s business judgment that the Plan represents the highest and best return for estate constituencies.  In the Debtor’s judgment, any liquidation or alternative sale of assets is unlikely to yield material proceeds outside the collection of inventory, intellectual property and supply contracts currently in the Company that are de minimis.  Moreover, after months of marketing and discussions with various parties, the deal set forth in the Plan is the only concrete proposal for the Debtor and its assets that has materialized.

2.

DEFINITIONS

For the purposes of the Plan, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires):

“Administrative Claim” shall mean a claim for any cost or expense of administration in connection with the Chapter 11 case allowed under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual, necessary costs and expenses of preserving the Debtor’s estate and of operating the business of the Debtor, all allowances of compensation for legal or other professional services or reimbursement of costs and expenses under Sections 330 and 503 of the Bankruptcy Code or otherwise allowed by the Court, and all fees and charges assessed against the Debtor’s estate pursuant to Chapter 123, Title 28, United States Code.

“Allowed Claim” shall mean any Claim or portion of a Claim (a) which has been scheduled pursuant to Section 521(1) of the Bankruptcy Code, other than a Claim scheduled by the Debtor as contingent, unliquidated or disputed; or (b) proof of which has been filed pursuant to Section 501(a) of the Bankruptcy Code on or before the Bar Date (as defined below), and as to which no objection to the allowance thereof has been interposed within the period of time fixed by the Bankruptcy Code, Bankruptcy Rules (as defined below) or an order of the Bankruptcy Court, or (c) as to which any objection has been determined by a Final Order (as defined below) of the Bankruptcy Court allowing such claim or any portion thereof, and Claims filed after the Bar Date are a nullity unless approved by an Order of the Bankruptcy Court.

“Arbios” shall mean Arbios Systems, Inc., the Debtor.

“Avoidance Actions” shall mean any cause of action assertable under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or state law if made applicable under such Bankruptcy Code sections.

“Ballot” shall mean the form transmitted to Creditors and Common Stock Holders with the Plan and Disclosure Statement, on which they may vote to accept or reject the Plan (as defined below) pursuant to Bankruptcy Rule 3018 and Section 1126 of the Bankruptcy Code.

“Bankruptcy Code” shall mean Title 11 U.S.C. Sections 101 et. seq., in effect on the Petition Date (as defined below).

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware, and any court having jurisdiction to hear appeals therefrom.

“Bankruptcy Rule(s)” shall mean the Federal Rules of Bankruptcy Procedure as applicable to cases under Title 11 of the United States Code and the Local Rules of the Bankruptcy Court, together with all amendments and modifications made from time to time thereto.

“Bar Date” shall mean the date fixed by Order of the Bankruptcy Court by which Proofs of Claim of various categories must be filed against the Debtor.

“Business Day” shall mean any day other than a Saturday or Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

“Cash” shall mean legal tender of the United States of America or cash equivalents.

“Chapter 11 Case" shall mean the above-captioned cases commenced by the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

“Claim” shall mean a claim as defined in Section 101(5) of the Bankruptcy Code, including without limitation, claims arising under Section 502 of the Bankruptcy Code.

“Class” shall mean a class of holders of Claims or Interests (as defined herein) described in Articles II and III of the Plan.

“Common Stock” means the common stock of the Debtor.

“Common Stock Holder” shall mean a holder of common stock of the Debtor.

“Confirmation Date” shall mean the date upon which the Confirmation Order (as defined below) is entered by the Bankruptcy Court.

“Confirmation Hearing” shall mean the hearing held by the Court, following notice, to determine whether or not to enter a Confirmation Order.

“Confirmation Order” shall mean the order of the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code confirming the Plan.

“Convertible Securities” shall mean Interests in the Debtor, other than Common Stock.

“Convertible Securities Holder” shall mean a holder of equity interests in the Debtor, other than Common Stock.

“Creditor” shall mean: (i) an entity that has a Claim against the Debtor that arose at the time of or before the Petition Date concerning the Debtor; or (ii) an entity that has a Claim against the Debtor’s estate of the kind specified in Sections 348(d), 502(f), 502(g), 502(h) or 502(i) of the Bankruptcy Code.

“Debtor” shall mean Arbios.

“Debtor-in-Possession” shall mean Debtor as debtor-in-possession under §§1107 and 1108 of the Bankruptcy Code.

“Disputed Claim” shall mean any Claim (other than an Allowed Claim): (i) which is scheduled pursuant to the Bankruptcy Code as disputed, contingent or unliquidated, or (ii) proof of which has been filed with the Bankruptcy Court and an objection to the allowance has been or is interposed within the period of time limitation fixed by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or an order of the Bankruptcy Court for the filing of such objections, and as to which, such objection has not been determined by a Final Order (as defined below) of the Bankruptcy Court.

“Distribution Date” shall mean any date on which a distribution under the Plan is to be made to the holders of Allowed Claims.

“Effective Date” shall mean the date the Confirmation Order becomes a Final Order.  If the entire Plan Funding Amount has not been provided by the Effective Date, the Confirmation Order will not become a Final Order and the Plan shall become null and void and will not become effective, unless the parties agree otherwise.

“Estate” shall mean the estate created by Section 541 of the Bankruptcy Code.

“Estate Litigation Claims” shall mean any and all current and future causes of action under Sections 547 through 552 of the Bankruptcy Code held by the Debtor.

“Executory Contract” shall mean any of the contracts and unexpired leases to which the Debtor is a party or was a party as of the Petition Date and which are executory within the meaning of Section 365 of the Bankruptcy Code.

 “Final Order” shall mean a Bankruptcy Court order or judgment which has not been reversed, stayed, modified, or amended and (i) as to which the time to appeal or seek review, rehearing, or certiorari has expired and as to which no appeal, petition for review, rehearing, or certiorari is pending or (ii) as to which any right to appeal or seek review, rehearing, or certiorari has been waived or (iii) an order or judgment which has been appealed, has been affirmed on appeal and as to which affirmation the time for further appeal has expired; provided, however, that no order or judgment shall be deemed not to be a Final Order solely because such order or judgment is subject to the filing of a motion for reconsideration pursuant to Section 502(e)(2) of the Bankruptcy Code or Bankruptcy Rules 3008 or 9024 or Rule 60 of the Federal Rules of Civil Procedure.  The Confirmation Order shall not become a Final Order unless and until Debtor’s counsel has filed a certification that the Plan Funding Amount has been received (the “Certification”).  Immediately upon the receipt of the entire Plan Funding Amount, Debtor’s counsel is obligated to file the Certification.

“General Unsecured Claim” shall mean any unsecured Claim which is not an Administrative Claim, Priority Claim, Priority Tax, or Interest and that arose prior to the filing of the Debtor’s Chapter 11 Case and includes, without limitation, Claims based upon pre-petition trade accounts payable or a Claim based upon the rejection of an executory contract during pendency of the Chapter 11 Cases.

“Immunocept License” shall mean the license agreement between the Debtor and Immunocept, LLC.

“Interests” shall mean any and all equity securities in the Debtor, as defined in Section 101(16) of the Bankruptcy Code.

“Insider” shall have the meaning set forth in the Bankruptcy Code.

“New Common Stock” shall mean common stock of the Reorganized Debtor to be issued pursuant to the Plan.

“Person” shall mean an individual, a corporation, a partnership (including a limited partnership), a limited liability company, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government or any political subdivision thereof or other entity.

“Petition Date” shall mean January 9, 2009, the date of the filing of the Chapter 11 petition in this Chapter 11 case.

“Plan” shall mean this Plan of Reorganization, either in its present form or as it may be altered, amended or modified from time to time.

“Plan Funder” shall mean Arbios Acquisition Partners LLC.

“Plan Proponents” shall mean Plan Funder and Debtor.

“Plan Funding Amount” shall mean $1,000,000.

“Priority Claim” shall mean a Claim allowable under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

“Priority Tax Claim” shall mean a Claim of any taxing authority, either secured or unsecured, entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

“Professional Persons” shall mean, where applicable herein,(i)  Olshan Grundman Frome Rosenzweig & Wolosky LLP, lead counsel to the Debtor, (ii) Ciardi, Ciardi & Astin, local counsel to the Debtor, (iii) TroyGould, PC, special corporate/securities counsel to the Debtor, (iv) Bromberg Sunstein, LLP, special patent counsel to the Debtor, and any other professionals who have been heretofore retained as per order of the Bankruptcy Court.

“Pro Rata” shall mean proportionally according to the total amount of Allowed Claims or Allowed Shareholder Interests in a particular Class.

“Reorganized Debtor” shall mean the Debtor as it is reconstituted on the Effective Date.

“Unclaimed Distribution” shall mean any distribution contemplated under the Plan unclaimed after the 120th day following the Distribution Date. Unclaimed Distributions shall include checks and the funds represented thereby (i) which have been returned as undeliverable without a proper forwarding address; (ii) which have not been paid; and (iii) which were not mailed or delivered because of the absence of a correct address.

3.

DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

Summary.  The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtor for all purposes of the Plan.  The treatment with respect to each Class of Claims and Interests provided for in this Article II shall be in full and complete satisfaction, release and discharge of such Claims and Interests.  Impaired claims are those that are not being paid in full.

The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
1	General Unsecured Claims	Impaired	Yes
2	Common Stock Holders	Impaired	Yes
3	Convertible Securities Holders	Impaired	No (deemed rejected)

4.

TREATMENT OF CLAIMS AND INTERESTS

Class 1— General Unsecured Claims

Classification:  Class 1 consists of all General Unsecured Claims.

Treatment:  Class 1 Creditors holding General Unsecured Claims shall receive 90% of the principal amount of their Allowed Claim under the Plan.

Voting:  Class 1 is an Impaired Class.  Therefore, the Holders of Claims in Class 1 are entitled to vote to accept or reject the Plan.  The votes of Insiders will not be counted for confirmation purposes.

Class 2 – Common Stock:

Classification:  Class 2 consists of all Common Stock in the Debtor.

Treatment:  The Holders of Class 2 Common Stock will receive a Pro Rata share of New Common Stock, up to 10%, in the aggregate, of New Common Stock4.  All Interests in the Debtor will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

4 A schedule showing the distribution of New Common Stock is attached hereto as Exhibit D.

Voting:  Class 2 is an Impaired Class.  Therefore, the Holders of Common Stock in Class 2 are entitled to vote to accept or reject the Plan.  The votes of Insiders will not be counted for confirmation purposes.

Class 3 – Convertible Securities:

Classification:  Class 3 consists of all Convertible Securities of the Debtor.

Treatment:  The Holders of Class 3 Convertible Securities shall receive no distribution under the Plan on account of such Convertible Securities and such Convertible Securities will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

Voting:  Class 3 is an Impaired Class.  Pursuant to Section 1126(5) of the Bankruptcy Code, Class 3 Convertible Securities Holders are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan, nothing under the Plan is intended to, or shall affect, the Debtor’s or Reorganized Debtor’s rights and defenses in respect of any Claim that is Unimpaired under the Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.

5.

TREATMENT OF UNCLASSIFIED CLAIMS

Summary.  Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtor are not classified for purposes of voting on, or receiving distributions under, the Plan.  Holders of such Claims are not entitled to vote on the Plan.  All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

Administrative Expense Claims.  Subject to the provisions of Sections 507(a) of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the date on or after the Effective Date that such Claim becomes an Allowed Administrative Expense Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtor or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims and Post-Confirmation Administrative Expenses representing obligations incurred by the Debtor in the ordinary course of business, or otherwise assumed by the Debtor on the Effective Date pursuant to the Plan, including any tax obligations arising after the Petition Date, will be paid or performed by Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements or non-bankruptcy law governing such obligations.

Bar Date  All Administrative Expense claims not already filed with the Court must be filed no later than 30 days after the Confirmation Date or be forever barred.

Priority Tax Claims: Priority tax claims will be paid in full under the Plan.

6.

MEANS FOR IMPLEMENTATION

Continued Corporate Existence.  The Debtor will continue to exist after the Effective Date as a Delaware corporation, with all of the power of a corporation under applicable law under the same certificate of incorporation, as amended, as set forth more fully below.  The Plan shall be implemented as follows:

On the Effective Date, immediately prior to the Plan becoming effective, (i) the Plan Funder shall make available to the Reorganized

Debtor the Plan Funding Amount, to the extent that any of the Plan Funding Amount has not already been made available pursuant to the Plan Term Sheet, and (ii) immediately upon completion of (i) above, Debtor’s counsel shall file the Certification.  The foregoing recapitalization will be effectuated pursuant to the applicable provisions of the Securities Act or any applicable exemptions thereunder.  Moreover, after the Effective Date, the Reorganized Debtor contemplates seeking additional capital through additional equity raises, which shall be accomplished pursuant to the applicable provisions of the Securities Act or any applicable exemptions thereunder.

If the Plan Funding Amount is not provided on the Effective Date, the Confirmation Order will not become a Final Order, and the Plan shall not become effective and shall be null and void, unless the parties agree otherwise.

On the Effective Date, all Interests in the Debtor will be cancelled and fully extinguished.

On the Effective Date, the Reorganized Debtor will issue 50,000,000 shares of New Common Stock, 90% of which will be issued to the Plan Funder, and 10% of which will be issued to Class 2 Common Stock Holders, Pro Rata.

On the Effective Date, the Reorganized Debtor will assume the executory contracts listed on Exhibit A attached hereto.

On the Effective Date, the Reorganized Debtor will assume the Immunocept License, as modified, as set forth on Exhibit B attached hereto5.

7.

POST-CONFIRMATION MATTERS

Debtor's Certificate of Incorporation.  On the Effective Date (or as soon as reasonably practicable thereafter), the Reorganized Debtor shall file its amended certificate of incorporation and by-laws (which shall be Filed with the Bankruptcy Court as part of the Plan Supplement).  The amended certificate of incorporation shall satisfy the provisions of the Plan and the Bankruptcy Code, and shall include articles, among others, authorizing the Reorganized Debtor to issue 50,000,000 shares of New Common Stock.  After the Effective Date, the Reorganized Debtor may amend and restate the Amended Certificate of Incorporation and By-Laws as permitted by applicable law.

5 The executed modified Immunocept License will be provided to all interested parties prior to the hearing on the Motion to Conditionally Approve the Plan as Disclosure Statement.

Directors and Officers.  On the Effective Date, the Debtor’s board of directors and officers will resign/step down, and the board of directors and officers of the Reorganized Debtor shall consist of the individuals listed in Exhibit C to the Plan.  The Debtor’s current interim chief executive officer, Shawn P. Cain, shall not be an officer of the Reorganized Debtor, but shall work for the Reorganized Debtor as a consultant.

The classification and composition of the board of directors of the Reorganized Debtor shall be consistent with the Amended Certificate of Incorporation and By-Laws.  Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and By-Laws, the other constituent documents of the Reorganized Debtor, and applicable law.

Corporate Action.  On the Effective Date, the adoption of the Amended Certificate of Incorporation or other constituent documents, the selection of directors and officers of the Reorganized Debtor and all actions contemplated by the Plan shall be deemed authorized and approved in all respects.  Any corporate action required to be taken by the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity security holders or the directors of the Reorganized Debtor.  On the Effective Date, the appropriate officers and directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and other instruments contemplated by the Plan.

Directors and Officers Liability Insurance.  On the Effective Date, the tail policy of the Debtor’s D&O coverage will be engaged.  On the Effective Date, or as soon as reasonably practical thereafter, the Reorganized Debtor shall purchase appropriate insurance, including, but not limited to D&O coverage.

Cancellation of Interests.  On the Effective Date, other than the New Common Stock, (i) all Interests in the Debtor; (ii) any and all stock options (including, but not limited to, all stock options granted to the Debtor’s employees); (iii) any and all warrants; and (iv) any instrument evidencing or creating any indebtedness or obligation of the Debtor, except such instruments that are issued under the Plan, shall be canceled and extinguished.  Additionally, as of the Effective Date, all Interests in the Debtor, and any and all warrants, options, rights or interests with respect to equity securities in the Debtor that have been authorized to be issued but that have not been issued shall be deemed canceled and extinguished without any further action of any party.

Issuance of New Common Stock.  On the Effective Date, the Reorganized Debtor shall issue shares of New Common Stock in an amount necessary to satisfy the Debtor’s obligations under Article IV of the Plan.  It is an integral and essential element of the Plan that the issuance of the New Common Stock to Common Stock Holders pursuant to Article IV of the Plan shall be exempt from registration under the Securities Act and any state or local law, pursuant to Bankruptcy Code § 1145.  The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Chapter 11 Case, the Debtor, the Reorganized Debtor, the Plan Funder, the SEC and all other federal, state and local regulatory enforcement agencies, to the effect that such offer and issuance fall within the exemption(s) from registration under the Securities Act and any state or local law pursuant to Bankruptcy Code § 1145.  Any shares of New Common Stock authorized but not issued pursuant to the Plan shall be retained in treasury by the Reorganized Debtor and available for subsequent issuance in accordance with General Corporation Law of the State of Delaware and the Securities Act and/or any state or local law, and any applicable regulations relating thereto, .and the certificate of incorporation and by-laws as the same may be amended and/or restated.

Set-Offs.  The Debtor may, but shall not be required to, set-off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtor may have against the Claimant, but neither the failure to do so, nor the allowance of any Claim hereunder, shall constitute a waiver or release by the Debtor of any such Claim the Debtor may have against such Claimant.

Revesting and Retention of Claims and Interests.  Except as otherwise provided for in the Plan, upon the Effective Date, the property of the Estate will vest in the Reorganized Debtor, free and clear of all Claims and Interests.  The Debtor may institute and prosecute the Estate Litigation Claims, and any litigation necessary to accomplish and effectuate the resolution of any of the claims.

8.

EXECUTORY CONTRACTS

Rejection of Executory Contracts.  Any contract that is executory, in whole or in part, to which the Debtor is a party and which has not been assumed pursuant to Section 365 and 1123 of the Bankruptcy Code during the pendency of Chapter 11 case, and which has not been assumed pursuant to section 7.2 below, shall be deemed rejected as of the Confirmation Date.

Assumption of Contracts.  Any contract that is executory, in whole or in part, to which the Debtor is a party and which is listed on the annexed Exhibit A shall be assumed under the Plan.

Cure of Defaults.  As to any executory contracts assumed pursuant to the Plan, with the exception of the Immunocept License, the Reorganized Debtor shall, pursuant to the provisions of Section 1123(a)(5)(G) of the Bankruptcy Code, cure all defaults existing under and pursuant to such executory contract by paying the amount, if any, claimed by any party to such executory contract either in a proof of Claim, which proof of Claim shall be filed with the Court within thirty (30) days of such assumption, or as set forth in the Debtor’s schedules.  Payment of such Claims shall be made on the later of (i) thirty (30) days after the expiration of the period for filing an objection in respect of any proof of claim or (ii) thirty (30) days after an order of the Bankruptcy Court allowing such Claim becomes a Final Order.

Immunocept License.  The Immunocept License will be assumed, as modified, as set forth on Exhibit B hereto.

9.

RESOLUTION OF DISPUTED CLAIMS & RESERVES

Objections.  An objection to the allowance of a Claim shall be in writing and may be filed with the Bankruptcy Court by the Debtor or any other party in interest at any time on or before the Effective Date, but in no event later than ninety (90) days after the Effective Date – unless the Bankruptcy Court extends the time.

Late Filed Claims.  Claims filed after the Bar Date are a nullity unless otherwise ordered by the Bankruptcy Court.

Amendment of Claims.  A Claim may be amended after the Confirmation Date and prior to the Effective Date only as agreed upon by the Debtor and the holder of such Claim and as approved by the Bankruptcy Court or as otherwise permitted by the Bankruptcy Code and Bankruptcy Rules.  After the Effective Date, a Claim may be amended as agreed upon by the holder thereof and the Debtor to decrease, but not increase, the face amount thereof.

Reserve for Disputed Claims.  The Debtor shall reserve for account of each holder of a Disputed Claim that property which would otherwise be distributable to such holder on such Distribution Date were such Disputed Claim an Allowed Claim on the Effective Date, or such other property as the holder of such Disputed Claim and the Debtor may agree upon.  Notwithstanding the foregoing sentence, the Debtor may reserve, with the approval of the Bankruptcy Court, with respect to one or more Disputed Claims, less than that amount of cash which would otherwise be distributable to the holder of such Claim were such Disputed Claim(s) an Allowed Claim(s) on the Effective Date.  The property so reserved for the holder, to the extent such Disputed Claim is allowed, and only after such Disputed Claim becomes a subsequently Allowed Claim, shall thereafter be distributed to such holder.

10.

EFFECT OF CONFIRMATION

Vesting of Property.  On the Confirmation Date, title to and possession of any and all property of the estate, real or personal, shall be re-vested in the Reorganized Debtor free and clear of all liens, claims, interests and encumbrances of any kind, subject to and except as otherwise provided in the Plan.

Discharge Granted Under Plan.  The rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all Causes of Action against the Debtor or the Estate that arose before the Effective Date to the fullest extent permitted by Section 1141 of the Bankruptcy Code, including but not limited to all causes of action of the kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based upon such debt has accepted the Plan.  The Confirmation Order, except as provided herein or therein, shall be a judicial determination of discharge of all Claims or causes of action against the Debtor, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a discharged claim or Cause of Action.

Releases.  Any consideration distributed under the Plan shall be in exchange for and in complete satisfaction and release of all Claims of or Interests in any nature against the Debtor or any of its assets or properties.

Exculpation.  Neither the Debtor, the Plan Funder, the Debtor’s Professional Persons, nor any of their respective members, shareholders, officers, directors, employees, attorneys, advisors or agents, past or current, shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of the Chapter 11 Case, pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for fraud, willful misconduct or gross negligence.

Release By Debtor of Certain Parties.  As of the Effective Date, the Debtor shall be deemed to have waived and released its present and former directors, officers, employees, attorneys, consultants, advisors, and agents (acting in such capacity) who were directors, officers, employees, members, attorneys, consultants, advisors or agents, respectively, at any time during the Chapter 11 Case from any and all causes of action of the Debtor, including without limitation, causes of action which the Debtor as the Debtor-in-Possession otherwise has legal power to assert, compromise, or settle in connection with the Chapter 11 Case, arising on or prior to the Effective Date; provided, however, that the foregoing provisions shall not operate as a waiver or release of (i) contractual obligations owed by such person to the Debtor or (ii) Causes of Action relating to such person’s actions or omissions determined in a Final Order to have constituted gross negligence or willful misconduct.

Injunction.  Except as otherwise expressly provided in the Plan, any and all entities who have held, hold or may hold Claims or Interests against or in the Debtor, shall, as of the Confirmation Date, be permanently enjoined from taking any of the following actions against or affecting the Debtor, the Plan Funder, the Professional Persons, the Reorganized Debtor, the present and former directors, officers, employees, partners, members, managers, designees, attorneys, accountants, consultants, contractors, advisors, and agents (acting in such capacity), of the Debtor, Plan Funder, Professional Persons or Reorganized Debtor respectively (collectively, the “Injunction Beneficiaries”) with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan or appeals, if any, from the Confirmation Order):

commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Injunction Beneficiaries or the assets of the Injunction Beneficiaries or any direct or indirect successor in interest to the Injunction Beneficiaries or any assets of any such successor in interest;

enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against the Injunction Beneficiaries or the assets of the Injunction Beneficiaries or any direct or indirect successor in interest to the Injunction Beneficiaries, or any assets of any such successor in interest;

creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Injunction Beneficiaries or the assets of the Injunction Beneficiaries or any direct or indirect successor in interest to the Injunction Beneficiaries, or any assets of any such successor in interest; and

asserting any set-off, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due the Injunction Beneficiaries or the assets of the Injunction Beneficiaries or any direct or indirect successor in interest to the Injunction Beneficiaries;

Liability, Indemnification.

The Injunction Beneficiaries shall not be liable for any act or omission taken or omitted to be taken in their respective capacities as such, other than acts or omissions found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to constitute willful misconduct or gross negligence by such person or entity.

The Reorganized Debtor shall indemnify and hold harmless the other Injunction Beneficiaries (each, an “Indemnified Party”), from and against and in response to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to reasonable attorneys’ fees and expenses, arising out of or due to any of the actions or omissions of any of them, or consequences of any of such actions or omissions, or the status or capacity of any of the foregoing as contemplated by or in connection with the Plan, the Chapter 11 Case, or any claims causes of action relating to the Plan or the Chapter 11 Case up through and until the Effective Date, or the implementation, administration, pursuit or prosecution of any thereof, and including without limitation all costs and expenses (including without limitation reasonable attorneys’ fees and expenses) in connection with the enforcement of the right to indemnification set forth herein, except in the case of any such Indemnified Party or entity for such liabilities, losses, damages, costs and expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have directly resulted from such Indemnified Party’s or entity’s willful misconduct or gross negligence.

The Reorganized Debtor shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating, in connection with the Plan, the Chapter 11 Case, or any claims causes of action relating to the Plan or the Chapter 11 Case up through and until the Effective Date, upon submission of invoices therefore, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise; provided such Indemnified Party undertakes to the Reorganized Debtor to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor under the Plan.

11.

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

Conditions to Effectiveness of the Plan.  The Plan shall not become effective unless and until each of the following conditions has been satisfied or waived:

The Bankruptcy Court shall have entered the Confirmation Order; and

The Confirmation Order shall have become a Final Order;

The Plan Funding Amount shall have been received by the Debtor.

12.

PROVISIONS CONCERNING DISTRIBUTIONS

Manner of Payments under the Plan.  Payments to be made pursuant to the Plan shall be made by check drawn on a domestic bank.  The Reorganized Debtor shall act as Disbursing Agent.

Fractional Cents.  Any other provision of the Plan to the contrary notwithstanding, no payments of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (up or down).

Unclaimed Cash.  Except as otherwise provided herein, in the event any Claimant fails to claim any distribution within four (4) months from the date of such distribution, such Claimant shall forfeit all rights thereto, and to any and all future payments, and thereafter the Claim for which such cash was distributed shall be treated as a disallowed Claim. In this regard, distributions to Claimants entitled thereto shall be sent to their last known address set forth on a proof of claim filed with the Bankruptcy Court or if no proof of claim is filed, on the Schedules filed by the Debtor or to such other address as may be designated by a Creditor.  All unclaimed cash shall be distributed to the Reorganized Debtor.

Disputed Payments or Distribution.  In the event of any dispute between and among Claimants (including the entity or entities asserting the right to receive the disputed payment or distribution) as to the right of any entity to receive or retain any payment or distribution to be made to such entity under this Plan, the Debtor may, in lieu of making such payment or distribution to such entity, make it instead into an escrow account or to a distribution as ordered by a court of competent jurisdiction as the interested parties to such dispute may otherwise agree among themselves.

13.

VOTING INSTRUCTIONS

Voting of Claims.  Each holder of an Allowed Claim in Classes 1 and 2 shall be entitled to vote to accept or reject this Plan and holders of Interests in Class 3 are deemed to have rejected the Plan and are not entitled to vote, as provided for in the order entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.  For purposes of calculating the number of Allowed Claims in a Class of Claims that have voted to accept or reject this Plan under Section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or any affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder) shall be aggregated and treated as one Allowed Claim in such Class.

Acceptance by a Class of Creditors or Interests.  Consistent with Section 1126(c) of the Bankruptcy Code and except as provided for in Section 1126(e) of the Bankruptcy Code, a Class of Creditors shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the holders of Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.  A Class of Interests shall have accepted this Plan if it is accepted by at least two thirds (2/3) in amount of Interests that have timely and properly voted to accept or reject this Plan.  The votes of Insiders of the Debtor to accept the Plan will not be counted to determine acceptance, pursuant to bankruptcy Code Section 1129(a)(10).

Cramdown.  To the extent any Impaired Class of Claims or Interest holders entitled to vote on the Plan votes to reject the Plan, the Debtor reserves the right to request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code with respect to such Class(es).

Submission of Ballots.  Pursuant to a Court order, ballots on the Debtor’s Plan must be filed within a prescribed period of time.  All ballots should be properly completed as to whether the creditor/interest holder accepts the Plan, and should be sent to: Olshan Grundman Frome Rosenzweig & Wolosky, LLP, Park Avenue Tower, 65 East 55th Street New York, NY 10022-1106, Attn.:  Suhailah Sallie, Paralegal.

Blank Ballots.  Any ballot which is executed by the holder of an Allowed Claim or Interest, but which does not indicate an acceptance or rejection of the Plan, shall be deemed to be an acceptance of the Plan, in the amount set forth on the Debtor’s Schedules, as may be amended.

Deemed Acceptance.  Any member of an impaired Class of Claims or Interests which fails to vote either to accept or reject the Plan shall be deemed to accept the Plan.

14.

POST-CONFIRMATION REPORTS AND FEES

The Reorganized Debtor shall pay all quarterly fees required under 28 U.S.C. Section 1930 until the earlier of (a) conversion or dismissal of the Chapter 11 Case or (b) entry of a final decree closing the Chapter 11 Case, and paying such fees as may be levied by the U.S. Trustee pursuant to 28 U.S.C. Section 1930 as are assessed.

15.

RETENTION OF JURISDICTION

The Bankruptcy Court shall retain jurisdiction of the Chapter 11 Case:

To determine all controversies relating to, or concerning, the allowance of Claims upon objection to such Claims by any party in interest;

To determine requests for payment of Claims entitled to priority under Section 507(a)(1) and 503(b) of the Bankruptcy Code, including any and all applications for compensation for professional and similar fees;

To determine and, if necessary, liquidate, any and all Claims arising from the rejection of any executory contracts;

To determine any and all applications, adversary proceedings, and contested or litigated matters over which the Bankruptcy Court has subject matter jurisdiction pursuant to 28 U.S.C. Sections 157 and 1334;

To determine all disputed, contingent or unliquidated Claims;

To modify this Plan pursuant to Section 1127 of the Code or to remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order to the extent authorized by the Code;

To make such orders as are necessary or appropriate to carry out the provisions of this Plan;

To resolve controversies and disputes regarding the interpretation or enforcement of the terms of this Plan; and

To enter a final decree closing the Chapter 11 Case.

16.

AVOIDANCE ACTIONS

Avoidance Actions.  The Debtor and Reorganized Debtor reserve the right to institute preference and fraudulent conveyance actions, and the like, pursuant to Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, for a period of 120 days after the Effective Date.

17.

CREDITOR’S COMMITTEE

Appointment.  An Official Committee of Unsecured Creditors has not been appointed in this Chapter 11 Case.

18.

GENERAL/MISCELLANEOUS PROVISIONS

Modification of the Plan.  The Plan Proponents reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan prior to the Confirmation Date or as soon as practicable thereafter.  After the Confirmation Date, the Plan Proponents may, subject to order of the Bankruptcy Court, and in accordance with Section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistencies in the Plan in such manner as may be necessary to carry out the purposes and intent of the Plan.

Notices.  All notices and correspondence to the Debtor should be forwarded in writing to:

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022-1106
(212) 451-2300
Attn: Andrea Fischer, Esq.

Article and Section References.  Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of, or exhibit to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan; words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.

Payment Dates.  If any payment or act under the Plan is required to be made or falls on a date which shall be a Saturday, Sunday or a legal holiday, then the making of such payment or performance of such act may be completed on the next succeeding business day, but shall be deemed to have been completed as of the required date.

Enforceability.  Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability or operative effect of any and all other provisions of the Plan.

Applicable Law.  Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the law of the State of Delaware.

Successors and Assigns.  The rights and obligations of any entity named or referred to in the Plan shall be binding upon and inure to the benefit of the successors and assigns of such entity.

Reservation of Rights.  Neither the filing of this Plan, nor any statement or provision contained herein, be or be deemed to be an admission against interest. In the event that the Effective Date does not occur, neither this Plan nor any statement contained herein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Chapter 11 Case.

Dated: April 2, 2009

ARBIOS SYSTEMS, INC.		ARBIOS ACQUISITION PARTNERS, LLC

By:	/s/ Shawn Cain	By:	/s/ Thomas Fagan

	Name: Shawn P. Cain		Name: Thomas J. Fagan

	Title: Interim President & CEO		Title: Managing Partner

EXHIBIT A

EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED

NAME AND MAILING ADDRESS, INCLUDING ZIP CODE, OF OTHER PARTIES TO LEASE OR CONTRACT.	DESCRIPTION OF CONTRACT OR LEASE AND NATURE OF DEBTOR'S INTEREST, STATE WHETHER LEASE IS FOR NONRESIDENTIAL REAL PROPERTY. STATE CONTRACT NUMBER OF ANY GOVERNMENT CONTRACT.

BSI Management Systems CE Mark Consultant 12110 Sunset Hills Road, Suite 200 Reston, VA 20190	CE Mark Consultant

Immunocept LLC Key Patent Licensing Agmt 6530 Clearhaven Circle Dallas, TX 75248	Key Patent Licensing Agmt[6]

Membrana GmbH Manufacturing & Supply Agreement c/o Polypore International, Inc. 11430 North Community House Road, Suite 350 Charlotte, NC 28277	Manufacturing & Supply Agreement

MPS Medical Product Service GmbH CEMark Consultant Borngasse 20 35619 Braunfels Germany	CE Mark Consultant

NxStage Medical, Inc Manufacturing & Supply Agreement 439 South Union Street, 5th Floor Lawrence, MA 01843	Manufacturing & Supply Agreement

6 The Immunocept License is being assumed as modified, as set forth in Exhibit B.

Exhibit B

To Be Provided Prior to Hearing

EXHIBIT C

Tom Fagan—Director, Chairman of the Board, CEO and President

Cara Fagan—Director, Secretary and Treasurer

John Desiderio—Director

Shawn P. Cain — consultant7

7 Mr. Cain is the interim chief executive officer of the Debtor, and will be working for the Reorganized Debtor as a consultant, but not as an officer or director.

Exhibit D

Distribution of New Common Stock

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

ARBIOS ACQUISITION PARTNERS, LLC (AAP)	N/A	0	45,000,000

ABE, DARREN K	1165	25,000	5,132

AFO ADVISORS LLC *	3828	44,118	9,057

AFO ADVISORS LLC *	3845	100,000	20,529

ALPHA CAPITAL AUSTALT	3803	384,615	78,956

ARNONE, FRANK	121	100	21

ARNONE, LYNN	122	100	21

BANK, RICHARD W	395	40,000	8,211

BANK, RICHARD W	3826	8,824	1,811

BARRINGTON LABORATORIES	124	100	21

BARRINGTON LABORATORIES	177	100	21

BAURMEISTER, ULRICH	3825	29,412	6,038

BOWEN, WALTER C	266	50,000	10,264

BOWMAN, BRANDI	131	100	21

BOWMAN, BRANDI	375	100	21

BOWMAN, S D	374	200	41

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

BRANDWYNNE, JACQUELINE B	267	100,000	20,529

BRENDER SERVICES LIMITED	3650	122,222	25,090

BROOKSTONE BIOTECH	1254	90,498	18,578

BRUINSMA, GOOSE	269	50,000	10,264

BURFORD, ROBERT G &	270	25,000	5,132

CAHR, MICHAEL E TTEE	3812	76,923	15,791

CEDE & CO	3568	50,000	10,264

CEDE & CO	3572	560,909	115,147

CEDE & CO	3574	4,120	846

CEDE & CO	3588	14,400	2,956

CEDE & CO	3591	700	144

CEDE & CO	3594	9,174	1,883

CEDE & CO	3595	100,000	20,529

CEDE & CO	3596	3,000	616

CEDE & CO	3597	10,390	2,133

CEDE & CO	3609	219,515	45,063

CEDE & CO	3612	139,120	28,559

CEDE & CO	3618	100	21

CEDE & CO	3619	107,352	22,038

CEDE & CO	3620	88,150	18,096

CEDE & CO	3621	37,376	7,673

CEDE & CO	3622	29,305	6,016

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

CEDE & CO	3623	203,566	41,789

CEDE & CO	3624	150,000	30,793

CEDE & CO	3625	51,005	10,471

CEDE & CO	3627	22,389	4,596

CEDE & CO	3628	25,000	5,132

CEDE & CO	3629	33,100	6,795

CEDE & CO	3631	2,000	411

CEDE & CO	3632	1,516	311

CEDE & CO	3633	1,000	205

CEDE & CO	3634	2,100	431

CEDE & CO	3636	200	41

CEDE & CO	3637	540,230	110,902

CEDE & CO	3638	85,000	17,449

CEDE & CO	3642	27,100	5,563

CEDE & CO	3643	133,333	27,371

CEDE & CO	3645	15,155	3,111

CEDE & CO	3646	250,000	51,322

CEDE & CO	3647	181,800	37,321

CEDE & CO	3648	10,800	2,217

CEDE & CO	3652	12,700	2,607

CEDE & CO	3658	21,700	4,455

CEDE & CO	3668	1,300	267

CEDE & CO	3669	12,300	2,525

CEDE & CO	3672	22,300	4,578

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

CEDE & CO	3676	5,900	1,211

CEDE & CO	3681	99,990	20,527

CEDE & CO	3682	5,000	1,026

CEDE & CO	3684	4,870	1,000

CEDE & CO	3686	3,000	616

CEDE & CO	3694	400	82

CEDE & CO	3695	100	21

CEDE & CO	3710	7,900	1,622

CEDE & CO	3713	93,665	19,228

CEDE & CO	3714	250,000	51,322

CEDE & CO	3715	115,450	23,700

CEDE & CO	3716	5,500	1,129

CEDE & CO	3718	4,300	883

CEDE & CO	3719	14,000	2,874

CEDE & CO	3720	62,856	12,903

CEDE & CO	3721	50	10

CEDE & CO	3722	20	4

CEDE & CO	3723	2,500	513

CEDE & CO	3725	9,000	1,848

CEDE & CO	3726	2,500	513

CEDE & CO	3728	1,000	205

CEDE & CO	3729	9,000	1,848

CEDE & CO	3731	10,000	2,053

CEDE & CO	3732	18,000	3,695

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

CEDE & CO	3733	5,000	1,026

CEDE & CO	3735	68,434	14,049

CEDE & CO	3738	30,000	6,159

CEDE & CO	3739	2,000	411

CEDE & CO	3740	7,500	1,540

CEDE & CO	3741	39,833	8,177

CEDE & CO	3746	26,400	5,420

CEDE & CO	3747	40,000	8,211

CEDE & CO	3748	9,000	1,848

CEDE & CO	3749	44,000	9,033

CEDE & CO	3750	5,200	1,067

CEDE & CO	3752	1,000	205

CEDE & CO	3754	50,000	10,264

CEDE & CO	3757	25,500	5,235

CEDE & CO	3758	6,000	1,232

CEDE & CO	3762	36,500	7,493

CEDE & CO	3764	28,831	5,919

CEDE & CO	3765	10,000	2,053

CEDE & CO	3766	25,000	5,132

CEDE & CO	3767	150,000	30,793

CEDE & CO	3768	6,300	1,293

CEDE & CO	3771	3,000	616

CEDE & CO	3776	9,500	1,950

CEDE & CO	3777	14,000	2,874

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

CEDE & CO	3780	66,700	13,693

CEDE & CO	3781	10,500	2,156

CEDE & CO	3782	25,000	5,132

CEDE & CO	3784	539,222	110,695

CEDE & CO	3785	99,000	20,323

CEDE & CO	3788	23,700	4,865

CEDE & CO	3789	39,500	8,109

CEDE & CO	3827	100	21

CEDE & CO	3829	18,000	3,695

CEDE & CO	3840	25,000	5,132

CEDE & CO	3842	176,545	36,242

CEDE & CO	3843	150,000	30,793

CEDE & CO	3846	10,000	2,053

CEDE & CO	3850	36,000	7,390

CEDE & CO	3855	1,500	308

CEDE & CO	3859	15,000	3,079

CEDE & CO	3860	244,000	50,090

CEDE & CO	3861	11,000	2,258

CEDE & CO	3863	50,000	10,264

CEDE & CO	3864	100,000	20,529

CEDE & CO	3865	200	41

CEDE & CO	3870	200,000	41,057

CEDE & CO	3872	12,300	2,525

CEDE & CO	3877	15,300	3,141

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

CEDE & CO	3878	17,500	3,593

CEDE & CO	3881	681,818	139,968

CEDE & CO	3882	1,000	205

CEDE & CO	3883	141,500	29,048

CEDE & CO	3884	12,300	2,525

CEDE & CO	3885	153,839	31,581

CEDE & CO	3886	143,100	29,376

CEDE & CO	3887	10,800	2,217

CEDE & CO	3888	76,923	15,791

CEDE & CO	3889	307,692	63,165

CEDE & CO	3890	9,950	2,043

CEDE & CO	3893	20,000	4,106

CEDE & CO	3896	144,012	29,564

CEDE & CO	3899	153,846	31,582

CEDE & CO	3900	400,000	82,114

CEDE & CO	3901	400,000	82,114

CEDE & CO	3904	303,730	62,352

CEDE & CO	3906	106,270	21,816

CEDE & CO	3907	153,846	31,582

CENTURION CAPITAL LLC	3811	76,923	15,791

COMBIAS, JOHN A	271	50,000	10,264

DEAN WITTER REYNOLDS INC	183	100	21

DEMETRIOU, A A & K P	254	2,500,000	513,215

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

DESTEFANO, JULIANN	117	100	21

DESTEFANO, JULIANN	184	100	21

DOLPHIN OFFSHORE	3792	1,000,000	205,286

EDDLEMAN, ROY	3817	18,000	3,695

FALLON, JUSTIN PAUL	144	100	21

FALLON, JUSTIN PAUL	188	100	21

FEDDER, RICHARD I	277	100,000	20,529

FEVES, MICHAEL	278	50,000	10,264

FLAX, LARRY S	279	50,000	10,264

FLUGUM, JOHN	1163	25,000	5,132

FOX, MARY LOU	284	10,000	2,053

GELMAN, MARC	285	100,000	20,529

GOLDMAN SACHS & CO	2055	400	82

GUNDYCO	1659	500	103

GUNDYCO	1786	500	103

HAGENSON, MARTIN S	112	100	21

HAGENSON, MARTIN S	191	100	21

HAYASHI, HANNAH	3816	4,615	947

HOEFLIGER, HEINZ	1250	25,000	5,132

HUTCHINGS, ERIC	1162	25,000	5,132

HUYETTE, JASON DANIEL	324	10,000	2,053

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

HUYETTE, WILLIAM D &	323	30,000	6,159

JAKOBOVITS, BEN	334	50,000	10,264

JARVELA, KEITH	138	100	21

JAY H OYER & AMY FACTOR	3772	95,000	19,502

JESKY, H.J.	142	100	21

JESKY, H.J.	198	100	21

JESKY, JOAN F	133	100	21

JESKY, JOAN F	199	100	21

JESKY, RICHEE	200	100	21

JESKY, RICK	201	100	21

JOHNSON, AMY	123	100	21

JOHNSON, AMY	203	100	21

KAPLAN, GARY &	292	50,000	10,264

KAUFMAN, RON S	293	25,000	5,132

KIVOWITZ, CHARLES F & A	483	50,000	10,264

KLEIN, PHILIP	294	250,000	51,322

KLEIN, PHILIP	3804	384,615	78,956

KOGOD, DENNIS *	3823	7,031	1,443

KOGOD, DENNIS *	3836	9,375	1,925

KOGOD, DENNIS *	3837	15,244	3,129

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

KONSTAT, ELENA	839	25,000	5,132

KUH, TIMOTHY	1176	2,500	513

LIBERTY VIEW FUNDS LP	1211	452,489	92,890

LIBERTY VIEW FUNDS LP	3700	363,636	74,649

LIBERTY VIEW FUNDS LP	3806	61,538	12,633

LIBERTY VIEW SPECIAL	1210	904,977	185,779

LIBERTY VIEW SPECIAL	3701	272,727	55,987

LIBERTY VIEW SPECIAL	3807	46,154	9,475

LIVORNO LATIN AMERICA	298	150,000	30,793

LORCH, TIM	148	100	21

LORCH, TIM	209	100	21

LOWRY, P DENNIS &	299	50,000	10,264

LUNDE, DOROTHY	362	2,000	411

LUNDE, DOROTHY	363	2,000	411

MACKINDER, MICHAEL P	378	200	41

MELLON BANK TTEE TRUST D	3702	272,727	55,987

MELLON BANK TTEE TRUST D	3808	46,154	9,475

MERRIMAN CURHAN FORD &	3879	214,286	43,990

MICROCAPITAL FUND LTD	3791	500,000	102,643

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

MOSS FOREST VENTURES	3798	461,539	94,748

MULBERRY DEVELOPMENT	3190	25,000	5,132

NEVADA AGENCY AND	1955	7,500	1,540

OCHOA, HEATHER ANN H	325	10,000	2,053

OLERAMMA INC.	134	100	21

OLERAMMA INC.	212	100	21

OYER, JAY H &	3866	100,000	20,529

PATTERSON, MARIA L	955	200	41

PIKE, LINDA	397	200	41

PROVIDENCE CAPITAL LTD	3753	100,000	20,529

QUINLAN, THOMAS J	3815	20,000	4,106

ROSENBERG, IRA	305	25,000	5,132

ROSENFIELD, RICHARD L	306	50,000	10,264

ROSENWALD, LINDSAY (DR)	3683	55,122	11,316

ROZGA, JACEK &	3867	2,050,000	420,837

RUBIN, DAVID &	307	50,000	10,264

SANDBERG, JAMES A	1161	25,000	5,132

SCHUELER, RICHARD	365	4,000	821

SELPH, JULIE	377	200	41

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

SELPH, RAY T	376	200	41

SEOH, THOMAS *	3819	14,844	3,047

SEOH, THOMAS *	3832	21,875	4,491

SHELTON, ELLIOT L	311	100,000	20,529

SIBEX CAPITAL FUND INC	1241	226,244	46,445

SOMERS, THOMAS W	313	25,000	5,132

SPECTRUM LABORATORIES	259	362,669	74,451

STOVER, JACK E *	3821	26,563	5,453

STOVER, JACK E *	3834	40,625	8,340

STUDE'S LLC	369	200	41

SUAREZ, MICHAEL	394	200	41

SUNCRAFT LTD	1063	64,000	13,138

T MORGEN CAPITAL LLC	3814	38,462	7,896

TRIREMES 9 LLC	3800	461,539	94,748

TULLY, THOMAS *	3822	14,844	3,047

TULLY, THOMAS *	3835	21,875	4,491

VASQUEZ, EDITH	127	100	21

VASQUEZ, EDITH	227	100	21

VICIS CAPITAL MASTER	3727	42,749	8,776

Name	Cert No.	Shares of Common Stock	Shares of New Common Stock

VIERLING, JOHN M *	3820	26,563	5,453

VIERLING, JOHN M *	3833	40,625	8,340

V2M LIFE SCIENCES FUND	3802	400,000	82,114

WEINBERGER,WOLFE AXELROD	320	50,000	10,264

WEISS, LISA	318	25,000	5,132

WELLS FARGO INVESTMENTS	3692	500	103

WELLS FARGO INVESTMENTS	3693	500	103

WELLS FARGO INVESTMENTS	3697	50	10

WELLS FARGO INVESTMENTS	3698	50	10

WELLS FARGO INVESTMENTS	3699	100	21

WESCOTT, JASON	373	200	41

WOHLBERG, DAVID	319	25,000	5,132

WOLMARK, ZEVI &	321	40,000	8,211

ZALK, ANNA	3703	90,909	18,662

ZEFFREN, MIRA	322	25,000	5,132

ZUBER, JOSEPH B &	3195	4,000	821

Total:		24,356,247	50,000,000

Note: Current Stockholders receive 10% of 50M newly issued shares
-AAP to receive 45M newly issued shares
-Current shareholders to receive 5M newly issued shares (pro rata)

Exhibit B

Term Sheet for Purchase of Newly Issued Shares of Common Stock
of Arbios Systems, Inc.

1.	Seller: Arbios Systems, Inc. (the “Debtor”).

2.	Purchaser: Arbios Acquisitions Partners, LLC, and/or its designee (the “Buyer”).

3.
Transaction:           Debtor and Buyer shall use best efforts to enter into a transaction, whereby pursuant to a plan of reorganization to be approved by the Bankruptcy Court (the “Plan”), (i) the Debtor shall cancel all of its existing equity (including, but not limited to, any and all outstanding common and preferred shares of stock, warrants, and options), and (ii) Buyer shall acquire 90% of the newly issued shares of the Debtor.

4.
Purchase Price:           (a)           The purchase price for the Transaction shall be $1,000,000 in cash, $100,000 of which is due upon signing of this Term Sheet (the “Initial Deposit”), $100,000 of which is due upon the later of (i) 30 days or (ii) filing of the plan and disclosure statement (the “Subsequent Deposit”) (the Initial Deposit and Subsequent Deposit are referred to collectively as the “Deposit”), and $800,000 (the “Remaining Funds”) which is due within 10 days of confirmation of the Plan (the “Funding Date”).  (b)           If the Buyer has not provided the Remaining Funds by the Funding Date, the Debtor shall retain the Deposit.  If the Buyer has not provided the entire Purchase Price by the Funding Date, the Debtor may at its sole discretion, adjourn the Funding Date, withdraw the Plan, terminate the Plan as null and void, and/or to enter into an alternative transaction for some or all of its assets.

(c)           If the Plan has not been confirmed by June 15, 2009, Buyer is entitled to a return of (i) the Initial Deposit, and (ii) the Subsequent Deposit minus costs and expenses,(including, without limitation, administrative expenses) incurred by the Debtor in pursuing the Plan.

5.	Conduct of Business: The Debtor shall continue to operate its business in the ordinary course through the Closing Date of the Transaction.

6.
Break Up Fee:           The Buyer shall be entitled to a Break Up Fee of 3% of the amount of funds currently on deposit (i.e., the Initial Deposit, the Subsequent Deposit, or the Deposit) if the Debtor elects to enter into an alternative transaction, including, but not limited to, signing a letter of intent or term sheet with a third party, for some or all of its assets prior to confirmation of the Plan (the “Debtor Withdrawal Option”), but if, and only, if, the Debtor Withdrawal Option is not caused by the Buyer’s inability to provide funding by the Funding Date.  Additionally, if the Debtor exercises the Debtor Withdrawal Option, pursuant to the preceding sentence, the Buyer will be entitled to a return of the then funded portion of the Deposit.

7.
Confidentiality:  (a) In addition to the terms defined in this Term Sheet, the Debtor and the Buyer, are each sometimes referred to as (i) the “Disclosing Party” when the context connotes the party disclosing Confidential Information, as defined in paragraph 7(d) hereof, or (ii) the “Receiving Party” when the context connotes the party receiving Confidential Information.

(b)           All Confidential Information that the Disclosing Party or any of its Representatives furnishes to or discusses with the Receiving Party or its Representative, from the date hereof, shall be kept strictly confidential by the Receiving Party and its Representatives, provided, however, that such information may be disclosed to (i) the Receiving Party’s directors and executive officers, employees, and other Representatives who have the need to know such information for the purposes of evaluating the acquisition transaction contemplated hereby, as well as, (ii) to the extent necessary to obtain confirmation of the Plan, parties in interest in the bankruptcy proceeding, the Bankruptcy Court and United States Trustee, or (iii) upon request by the Bankruptcy Court or the United States Trustee.

(c)           Notwithstanding the foregoing if the Receiving Party or any of its Representatives have been requested or are required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Receiving Party will promptly notify the Disclosing Party of such request(s) so that the Disclosing Party may seek an appropriate protective order or may waive the Receiving Party’s compliance with paragraph 7(b) hereof.  The Receiving Party warrants that it will cooperate fully with the Disclosing Party in seeking any protective order.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, it may disclose such information pursuant to such request or requirement without liability hereunder.

(d)           The term “Confidential Information” includes all information furnished to the Receiving Party or its Representatives by the Disclosing Party or its agents and all analyses, including without limitation information regarding the Disclosing Party’s business, intellectual properties, technologies, agreements, licenses, plans, or financial condition, and all compilations, studies, financial statements or other material prepared by the Receiving Party or its agents containing or based in whole or in part upon such information furnished to the Receiving Party or its Representatives by the Disclosing Party; provided, however, that Confidential Information  but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (ii) was available to others on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or its agents, or (iii) becomes available to the other on a non-confidential basis from a source other than the Disclosing Party or its agents, provided that such source is not bound by a confidentiality agreement with the Disclosing Party known to the Receiving Party or its Representatives.  Buyer hereby agrees that information regarding its organization, capitalization, management and related information, to the extent required to be disclosed in the disclosure statement or in any filings required to be made by Seller with either the Bankruptcy Court or the Securities and Exchange Commission, shall not be deemed to be “Confidential Information.”

8.	Bankruptcy Provisions: The Plan shall provide for provisions, including, but not limited to the following:

(i) preparation, filing and prosecution of a Plan and Disclosure statement such that confirmation of the Plan takes place on or before May 15, 2009;

(ii) cancellation of the existing equity (including, but not limited to, any and all outstanding common and preferred shares of stock, warrants, and options) of the Debtor;

(iii) payment of all allowed claims in accordance with the priorities of the Bankruptcy Code, including, but not limited to allowed administrative and priority claims (including interest), and payment of at least [80%] of all general unsecured claims (without interest);

(iv) issuance of new common stock of the reorganized Debtor (“NCS”) such that Buyer receives 90% of the NCS, and current holders of common stock of the Debtor receive 10% of the NCS, to be issued pro rata to such shareholders’ current holdings, so long as (i) either all allowed claims have been paid in full, or (ii) senior impaired classes have otherwise have consented to such treatment;

(v) Plan shall go effective no later than the Funding Date;

(vi) Plan shall include full releases, covenants not to sue and hold harmless provisions for the Debtor, the estate, its officers, directors, employees, and their respective professionals, and an indemnification provision for any suits in relation to the Transaction;

(vii) Plan shall include the purchase of any necessary insurance, including, but not limited to, engaging the tail policy for all current officers and directors;

(viii) Debtor and Buyer shall be joint proponents of the Plan.

9.
Court Approval:           Both parties will use best commercially reasonable efforts to get the Plan confirmed.If, despite such efforts, the Plan is not confirmed, it will not be considered a breach of this Term Sheet.

10.	Board of Directors Approval: This Term Sheet remains subject to approval of the Board of Directors of the Debtor.

11.
Governing Law:           This Term Sheet shall be construed in accordance with, and governed by, the laws of the State of Delaware, and the United States Bankruptcy Court, District of Delaware, excluding choice of law principles thereof.

12.
Entire Agreement:           This Term Sheet sets for the entire understanding of the parties with respect to the terms contained herein and, prior to the filing of the Plan, can be modified only by writing executed by both parties, or upon order of the Bankruptcy Court.

Dated: March 9, 2009
ARBIOS ACQUISITION PARTNERS, LLC

By:	/s/ Tom Fagan
Tom Fagan, Manager

Dated: February__, 2009
ARBIOS SYSTEMS, INC.

By:	/s/ Shawn Cain
Shawn P. Cain, Interim
Interim Chief Executive Officer

Exhibit C

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:
: Chapter 11
ARBIOS SYSTEMS, INC.	: Case No. 09-10082 (BLS)
:
Debtor.	:
:

BALLOT FOR HOLDERS OF IMPAIRED CLASS 1 CLAIMS AND
 IMPAIRED CLASS 2 INTERESTS

If you are a holder of an Allowed Class 1 (General Unsecured Claims), or Class 2 (Common Stock) against Arbios Systems, Inc., you must use this ballot to cast your vote to accept or to reject its plan of reorganization (as may be amended, modified, or supplemented, the “Plan”).  The Plan, dated April 3, 2009, accompanies this ballot.  Before you transmit your vote, please review the Plan carefully.  Please check what class pertains to your claim:

Check One
Class 1 General Unsecured Claim	☐
Class 2 Common Stock Holder	☐

Plan Confirmation.  The Plan can be confirmed by the Bankruptcy Court if each class of claims and interests (without counting the vote of any insider) that actually votes on the Plan votes to accept the Plan and if it otherwise satisfies the requirements of Bankruptcy Code section 1129(a).  If the requisite acceptances are not obtained, then the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan has been accepted by at least one impaired class of claims (without counting the vote of any insider), the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and the Plan otherwise satisfies the requirements of Bankruptcy Code section 1129(b).  A class of claims is deemed to have accepted the Plan if holders of at least two-thirds in dollar amount and more than one-half in number of the claims in such class that actually vote on the Plan vote to accept the Plan.   A class of interests is deemed to have accepted the Plan if the holders of at least two-thirds in amount of Interests vote to accept the Plan If the Bankruptcy Court confirms the Plan, then it will be binding upon you.

This Ballot Does Not Constitute a Claim or Interest.  This Ballot does not constitute nor will it be deemed to be a proof of claim or equity interest or an amendment to a proof of claim or interest or an assertion of a claim or equity interest or a waiver of any bar date or deadline to file a proof of claim or interest.

IMPORTANT VOTING DEADLINE: MAY 11, 2009. REVIEW THE ACCOMPANYING PLAN.

HOW TO VOTE
1.	COMPLETE ITEM 1 AND ITEM 2.
2.	CAREFULLY REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3
3.	SIGN THE BALLOT.
4.	RETURN THE BALLOT IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE.
5.	IF YOU VOTE, YOU MUST VOTE ALL OF YOUR CLAIM TO EITHER ACCEPT OR REJECT THE PLAN. YOU MAY NOT SPLIT YOUR VOTE.

Item 1.
Aggregate Total of Allowed Claims Voted.  The undersigned certifies that the undersigned holds Allowed Claims or Interests in the following aggregate amount (insert dollar number in the box below) as of the date of voting.  If you have claims or interests in more than one class, make a copy of this ballot and submit a separate ballot for each class.

CLASS 1 $_________________________ (Amount of Your Claim)
CLASS 2 _________________________ (Shares of Common Stock)

Item 2.
Vote.  The undersigned holder of Claim/Interests in the aggregate amount identified in Item 1 votes as follows (check one box only - If you do not check a box, fail to submit a ballot, or if you check both boxes, your vote will be counted as a vote to accept the Plan):

☐ to Accept the Plan.	☐ to Reject the Plan.

Item 3.
Certification.  By returning this Ballot, the holder of the aggregate amount of Allowed Claims/Interests identified in Item 1 certifies that it (a) has full power and authority to vote to accept or to reject the Plan with respect to the allowed Claims/Interests identified in Item 1 and (b) has received a copy of the Plan (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Plan.

Name of Creditor:
(Type or Print)

By:		Title:

(If appropriate)

THE BALLOT SHOULD BE MAILED TO OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP, ATTN SUHAILAH SALLIE SO AS TO BE RECEIVED BY MAY 11, 2009 AT 5:00 P.M. EASTERN TIME.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES OR IF YOU NEED A BALLOT OR ADDITIONAL PRINTED COPIES OF THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE DEBTORS’ COUNSEL, ANDREA FISCHER, ESQ. AT 212-451-2300.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:

	:	Chapter 11

ARBIOS SYSTEMS, INC.	:	Case No. 09-10082 (BLS)

:

Debtor.	:	Re: Docket No. ____

:

ORDER (A) CONDITIONALLY APPROVING THE PLAN AS THE DISCLOSURE
STATEMENT, AND (B) PROVIDING A SCHEDULE FOR CONFIRMATION

UPON the Application (the “Motion”) of the above-captioned debtor and debtor-in-possession (the “Debtor”) by its attorneys, Olshan Grundman Frome Rosenzweig & Wolosky LLP, and Ciardi, Ciardi & Astin, seeking entry of an order, pursuant to section 1125(f)(1) of the Bankruptcy Code and Bankruptcy Rules 3016 and 3017.1, conditionally approving the Debtor’s proposed plan of reorganization (the “Plan”) as its disclosure statement and setting a schedule for confirmation of the Plan and a hearing having been held and all objections having been withdrawn or overruled, it is hereby

ORDERED, that the Debtor’s Plan is hereby conditionally approved as the disclosure statement, and the Debtor may solicit acceptances to the Plan with the Plan; and it is further

ORDERED, that a hearing (the “Hearing”) (i) on the adequacy of the Plan as the disclosure statement, if any objection is timely filed thereto, and (ii) on confirmation of the Debtor’s Plan shall be held before the Honorable Brendan L. Shannon, United States Bankruptcy Judge, on the 18th day of May, 2009 at 2:00 p.m.., at the United States Bankruptcy Court for the District of Delaware; 824 Market St., 6th Floor, Courtroom 1, Wilmington, DE 19801; and it is further

ORDERED, that the Plan, the form of ballot attached to the Application (only for those entitled to vote) for acceptance or rejection of the Plan, and this Order shall be sent by first class mail to all holders of claims and/or interests in the Debtor, all parties who have filed a notice of appearance in this case, and the United States Trustee on or before the April 23, 2009 and that ballots must be returned to Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York 10022, Attn: Suhailah Sallie, on or before 5:00 p.m. (Eastern) May 11, 2009 in order to be counted; and it is further

ORDERED, that objections to Plan as the disclosure statement or to the Plan itself must be in writing and be: (A) served upon (i) Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for the Debtor, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attn: Andrea Fischer, Esq., (ii) Ciardi Ciardi & Astin, counsel for the Debtor, 919 N. Market Street, Suite 700, Wilmington, DE 19801, Attn: Daniel K. Astin, Esq., (iii) the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Wilmington, DE 19801, Attn. David Klauder, Esq.; and (B) filed with the Court on or before 4:00 p.m. May 11, 2009.

Dated: April ___, 2009

The Honorable Brendan L. Shannon United States Bankruptcy Judge